    As filed with the Securities and Exchange Commission on November 22, 1996
                                                 Registration No. 333-_____
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                             INTERACTIVE GROUP, INC.
             (Exact name of Registrant as specified in its charter)

         Delaware                                            95-2925769
(State or other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                       Identification Number)

                             5095 Murphy Canyon Road
                           San Diego, California 92123
                                 (619) 560-8525
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                           --------------------------
                               Michael D. Reynolds
                             Chief Financial Officer
                             INTERACTIVE GROUP, INC.
                             5095 Murphy Canyon Road
                           San Diego, California 92123
                                 (619) 560-8525
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------
                                   Copies to:

                              D. Bradley Peck, Esq.
                             Lance W. Bridges, Esq.
                               COOLEY GODWARD LLP
                        4365 Executive Drive, Suite 1100
                               San Diego, CA 92121
                                 (619) 550-6000
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement.

         IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

         IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. |X|

         IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

         IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

         IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                Proposed Maximum         Proposed Maximum
         Title of Class of                                          Offering                 Aggregate                Amount of
    Securities to be Registered   Amount to be Registered      Price per Share(1)       Offering Price (1)        Registration Fee
    ---------------------------   -----------------------      ------------------       ------------------        ----------------
       Common Stock, par value
          $.001 per share             386,725 shares                $ 4.88                  $ 1,887,218                $571.88


     (1) ESTIMATED SOLELY FOR THE PURPOSE OF CALCULATING THE REGISTRATION FEE PURSUANT TO RULE 457(c) OF THE SECURITIES ACT OF 1933 BASED UPON THE AVERAGE OF THE HIGH AND LOW PRICES OF THE REGISTRANT'S COMMON STOCK AS REPORTED ON THE NASDAQ NATIONAL MARKET SYSTEM ON NOVEMBER 20, 1996.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 22, 1996.

PROSPECTUS

                                 386,725 SHARES

                             INTERACTIVE GROUP, INC.

                                  Common Stock

                             ----------------------

         This Prospectus relates to 386,725 shares (the "Shares") of Common Stock, par value $.001 per share (the "Common Stock"), of Interactive Group, Inc. (the "Company"). The Shares may be offered by a stockholder of the Company (the "Selling Stockholder") from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholder may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions).See "Selling Stockholder" and "Plan of Distribution."

         None of the proceeds from the sale of the Shares by the Selling Stockholder will be received by the Company. The Company has agreed to bear certain expenses (other than fees and expenses, if any, of counsel or other advisors to the Selling Stockholder) in connection with the registration and sale of the Shares being offered by the Selling Stockholder. The Company has agreed to indemnify the Selling Stockholder against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution."

         The Common Stock of the Company is traded on the Nasdaq National Market under the symbol "INTE." The last reported sales price of the Company's Common Stock on the Nasdaq National Market on November 20, 1996 was $5.00 per share.

                             ----------------------

                 THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH
                 DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON
                           PAGE 3 OF THIS PROSPECTUS.

                             ----------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

             The date of this Prospectus is _________________, 1996

        NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional Offices: Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding the Company.The address for such site is http://www.sec.gov.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-K for the year ended December 31, 1995, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, the Company's Form 8-K/A dated March 12, 1996 (relating to the Company's Form 8-K dated December 15,
1995), the Company's proxy statement for the 1996 Annual Meeting of Stockholders filed pursuant to Rule 14a-6 of the Exchange Act, and the Company's Registration Statement on Form 8-A dated May 8, 1995, filed with the Commission, are hereby incorporated by reference in this Prospectus except as superseded or modified herein.

         All documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to the Chief Financial Officer at the Company's principal executive offices at 5095 Murphy Canyon Road, San Diego, California 92123, telephone number (619) 560-8525.

                                   THE COMPANY

         Except for the historical information contained or incorporated by reference herein, this Prospectus (and the information incorporated herein by reference) contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed here or incorporated by reference. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the following section, in the section entitled "Risk Factors," in the Company's most recent quarterly report on Form 10-Q and in the section entitled "Risk Factors" and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as well as those discussed elsewhere in this Prospectus and any other documents incorporated herein by reference.

         The Company develops, markets, implements and supports integrated business information systems that enable discrete manufacturers to manage their enterprise-wide information requirements. The Company's primary software product, INFOFLO, supports make-to-order and make-to-stock manufacturers in their business re-engineering efforts by providing customer-oriented capabilities that allow manufacturers to reduce order fulfillment cycle times, improve operating efficiencies and measure critical company performance against defined plan objectives. INFOFLO contains a series of integrated software application modules that are designed to support information processing in the functional areas of sales and marketing, finance and accounting, manufacturing and operations. The Company implements its INFOFLO systems as turnkey solutions featuring the Company's software products integrated with computer and networking hardware, operating system and database software and object-oriented development tools. The Company also offers a full complement of services to assist customers in maximizing the benefits of the Company's software products, including implementation, customer support and maintenance services. The Company developed INFOFLO using open systems technology that allows customers to migrate to different hardware and software technologies and upgrade to new releases of the Company's application software.

         The Company's target market for INFOFLO is primarily mid-sized, make-to-order manufacturing companies in the United States, United Kingdom, Canada and Europe with annual revenues between $25 and $500 million. The Company primarily sells directly to its customers and implements and supports its systems through its network of offices in the United States, United Kingdom, and Europe.

         The Company's executive offices are located at 5095 Murphy Canyon Road, San Diego. California 92123, telephone number (619) 560-8525.

                                  RISK FACTORS

         An investment in the shares being offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to other information contained in this Prospectus, in the Company's most recent quarterly report on Form 10-Q, in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, and in any other documents incorporated herein by reference in evaluating an investment in the shares of Common Stock offered hereby.

         SIGNIFICANT FLUCTUATIONS IN QUARTERLY RESULTS, SEASONALITY. The Company has experienced and expects to continue to experience significant fluctuations in its quarterly results. Such fluctuations may be caused by many factors, including, but not limited to: the size and timing of individual orders; seasonality of revenues; lengthy sales cycle; delays in introduction of products or product enhancements by the Company or other providers of hardware, software and components for the Company's systems; competition and pricing in the software industry; market acceptance of new products; reduction in demand for existing products and shortening of product life cycles as a result of new product introductions by competitors; foreign currency exchange rates; mix of products sold; conditions or events in the manufacturing industry; and general economic conditions. The Company does not typically maintain a significant backlog and therefore the revenue results for each quarter depend substantially on orders received and delivered in that quarter. As a result of the relatively high revenue amount per order and relatively low unit volume, any lost or delayed sales will have a disproportionately greater effect on the Company's revenues and quarterly results relative to companies that have higher unit sales volumes and less revenue associated with each sale. The Company's sales cycle is typically six to twelve months from the time initial sales contact is made with a qualified prospect, making the timing of the Company's license fees difficult to predict and the Company's quarterly results difficult to forecast. The Company's expense levels are based in part on its forecasts of future revenues. Accordingly, since the majority of the Company's expenses are fixed in nature, the Company would not be able to quickly curtail expenses in response to a decline in revenues, and operating results for a given quarter would be adversely affected. As a result, revenues for any quarter are subject to significant variation and the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Fluctuations in operating results may also result in volatility in the price of the Company's Common Stock.

         During its recent history, the Company's revenues have varied from quarter to quarter, with the largest portion of revenues typically recognized in the fourth quarter of each year. The procurement process of the Company's customers is long and involves competing capital budget decisions. As a result of such budgeting and buying patterns, the Company's prospective customers are more likely to order the Company's products, if at all, near the end of each year. Consequently, the Company has historically realized lower revenues in the first quarter of each year than in the preceding fourth quarter, and the first quarter has typically resulted in an operating loss. There can be no assurance that the Company will be profitable on a quarter-to-quarter basis.

         INTENSE COMPETITION. The manufacturing information systems industry is intensely competitive and rapidly changing. A number of companies offer products similar to the Company's products. Many of the Company's existing competitors, as well as a number of potential competitors, have larger technical staffs, more established and larger marketing and sales organizations, and significantly greater financial resources than the Company. Moreover, the Company has no proprietary barriers to entry that could keep its competitors from developing similar products or selling competing products in the Company's markets. As a result, there can be no assurance that such competitors will not develop products that are superior to the Company's products or that achieve greater market acceptance. There also can be no assurance that suppliers of relational database management systems or companies that develop management information software applications for large multinational manufacturers will not target the manufacturers targeted by the Company or otherwise develop applications that compete effectively in the Company's targeted markets. The Company's future success will depend, in part, upon its ability to increase revenues in its targeted markets. There can be no assurance that the Company will be able to compete successfully against its competitors or that the competitive pressures faced by the Company will not adversely affect its financial performance. The Company believes its use of open systems technologies is an important competitive element. The Company also believes that the number of competitors offering open systems solutions will grow over the next several years. The Company anticipates that a significant source of such future competition may be from larger manufacturing software companies that may tailor their products for this market. Only a few of the larger and better capitalized manufacturing software companies currently compete in the Company's targeted markets. There can be no assurance that such companies will not develop products that are superior to the Company's products or achieve greater market acceptance for their products due to greater sales, marketing or product development resources. Due to intense competition in the computer hardware market, the Company has experienced declining hardware revenues as a percentage of each system it sells and shrinking profit margins with respect to such hardware revenues. The Company believes this trend will continue. As a result, the Company's average revenues from each system it sells and its overall profit margins and results of operations may be materially adversely affected unless the Company is able to increase its revenues with respect to its other products and services. There can be no assurance that the Company will be able to increase its revenues with respect to its other products and services.

         The Company sells its products and services in a highly fragmented market and its competitors consist of a few relatively large multinational suppliers and a much larger number of small, regional competitors. The Company believes that its industry may experience consolidation as business information systems become more complex and as more manufacturers adopt sophisticated business information systems, forcing smaller companies in the industry to specialize or attempt to merge with their competitors. To compete effectively in the markets the Company targets, the Company will need to continue to grow and attain sufficient size to have the resources to timely develop new products in response to evolving technology and customer demands, and sell products to a variety of manufacturing industries worldwide. No assurance can be given that the Company will be able to grow sufficiently to enable it to compete effectively.

         INTEGRATION OF INTREPID SOFTWARE, INC. AND JUST-IN-TIME ENTERPRISE SYSTEMS, INC. In March 1995, Interactive, Inc., the Company's predecessor, completed a stock-for-stock merger with ISI, which, prior to the merger, developed and marketed the Company's Intrepid application software product on a turnkey basis. On December 31, 1995, the Company acquired all of the outstanding shares of JIT, which, prior to the acquisition, developed and marketed the Company's JIT Enterprise System ("JES") application software product. Interactive, ISI and JIT differ in certain respects, and the Company anticipates that the integration of JIT will continue to divert some of its management resources and working capital for an indefinite period of time. There can be no assurance that difficulties will not arise in integrating the operations of JIT or integrating the Intrepid and INFOFLO products. Moreover, there can be no assurance that the Company will realize any product enhancements or increased revenues as a result of the merger with ISI or the acquisition of JIT. The success of the merger with ISI and the acquisition of JIT will depend, in large part, on the ability of the Company to retain the customers and employees of ISI and JIT, and to continue to develop and release product enhancements and new product releases of the JIT product. There can be no assurance that the Company will be successful in this regard. The failure to accomplish any of the goals of the merger and acquisition, or the failure to successfully integrate the operations of JIT, would have a material adverse effect on the Company's future operating results and working capital.

         DEPENDENCE ON MANUFACTURING INDUSTRY. The Company's business depends substantially upon the capital expenditures of mid-sized discrete manufacturers and large contract manufacturers, which in part depends upon the demand for such manufacturers' products. A recession or other adverse event affecting the manufacturing industry in the United States, the United Kingdom, or other markets served by the Company could affect such demand, forcing manufacturers in the Company's targeted markets to curtail or postpone capital expenditures on business information systems. Any such change in the amount or timing of capital expenditures in its targeted markets would have a material adverse effect on the Company's financial condition and results of operations.

         DEPENDENCE ON PRINCIPAL PRODUCTS. Substantially all of the Company's revenue is derived from the sale of manufacturing information systems and related support services. Accordingly, any event that adversely affects fees derived from the sale of such systems, such as competition from other products, significant flaws in the Company's software products or incompatibility with third party hardware or software products, negative publicity or evaluation, or obsolescence of the hardware platforms or software environments in which the systems run, would have a material adverse effect on the Company's results of operations. The Company's future financial performance will depend, in substantial part, on the continued development and introduction of new and enhanced versions of INFOFLO, JES and other products, and customer acceptance of such new and enhanced products.

         NEW PRODUCTS AND RAPID TECHNOLOGICAL CHANGE. The markets for the Company's products are characterized by rapid technological advances, evolving industry standards, changes in end-user requirements and frequent new product introductions and enhancements. The introduction of products embodying new technologies and the emergence of new industry standards could render the Company's existing products and products currently under development obsolete and unmarketable. The Company's future success will depend upon its ability to enhance its current products and develop and successfully introduce and sell new products that keep pace with technological developments and respond to evolving end-user requirements. Any failure by the Company to anticipate or respond adequately to technological developments or end-user requirements, or any significant delays in product development or introduction, could damage the Company's competitive position in the marketplace and reduce revenues. The Company may need to increase the size of its product development staff in the near term to meet these challenges. There can be no assurance that the Company will be successful in hiring and training adequate product development personnel to meet its needs. In the past, the Company has occasionally experienced delays in the introduction of new products and product enhancements. There can be no assurance that the Company will be successful in developing and marketing new products or product enhancements on a timely basis or that the Company will not experience significant delays in the future. Any failure to successfully develop and market new products and product enhancements would have a material adverse effect on the Company's results of operations.

         KEY EMPLOYEES. The Company's continued success will depend upon its ability to retain a number of key employees, including Robert C. Vernon, Mark Hellinger, Bruce H. Leith, Ken Cooper and Douglas J. McGregor, none of whom is subject to employment agreements that restrict their ability to compete with the Company following the termination of their employment. In addition, the Company believes that its future success will depend, in large part, on its ability to attract and retain highly skilled technical, managerial and marketing personnel. Competition for such personnel, in particular for product development and product implementation personnel, is intense, and the Company competes in the market for such personnel against numerous companies, including larger, more established companies with significantly greater financial resources than the Company. The Company has at times experienced difficulty in recruiting qualified personnel and there can be no assurance that the Company will not experience such difficulties in the future. There can be no assurance that the Company will be successful in attracting and retaining skilled personnel. The loss of certain key employees or the Company's inability to attract and retain other qualified employees could have a material adverse effect on the Company's business.

         EXPANSION PLANS. The Company plans to expand its business through expansion of its distribution network in the United States and internationally with the objective of increasing total revenues and profits. There can be no assurance, however, that the efforts and funds directed to expansion of the Company's distribution network will result in revenue and profit growth. Any future growth of the Company will also depend on, among other things, the Company's ability to gain market acceptance for its products in new geographic areas and to monitor and control the additional costs and expenses associated with expansion and new product development. There can be no assurance that the Company will be able to successfully manage these aspects of its business. The success of the Company's expansion in continental Europe and other international markets will depend largely upon the success of the Company's "affiliates", or business partner program. This program is, in turn, dependent upon the successful identification and recruitment of appropriate international partners, the Company's success in instilling a service-driven culture in these foreign organizations that the Company does not own or control, and the development of adequate resources within each affiliate to successfully sell and implement the Company's business information systems on a turnkey basis. No assurance can be given that the Company will be able to meet these challenges or successfully implement its international business partner program.

         MANAGEMENT OF GROWTH. The Company has recently experienced rapid growth in the number of its employees. This growth has resulted in an increase in the level of responsibility for both existing and new management personnel. To manage its growth effectively, the Company will be required to improve its operating and financial systems and to expand, train and manage its employee base. There can be no assurance that the management skills and systems currently in place will be adequate if the Company continues to grow or that the Company will be able to effectively manage its recent growth and successfully assimilate its new employees.

         INTERNATIONAL OPERATIONS AND RISK OF INTERNATIONAL SALES. The Company derives a substantial portion of its total revenues from operations outside North America. The international business is subject to various risks common to international activities, including exposure to currency fluctuations, political and economic instability, the greater difficulty of administering business abroad, and the need to comply with a wide variety of foreign import and United States export laws and regulatory requirements. The Company does not currently engage in foreign currency hedging transactions.

         DEPENDENCE ON THIRD PARTY SOFTWARE AND HARDWARE. INFOFLO and JES incorporate and use software products and computer hardware and equipment developed by other entities. The fourth generation language ("4GL") set of development tools used by the Company is provided by UniData, Inc. (previously Millsoft, Inc.) and Oracle Corporation. The relational database management systems used in the Company's products have been developed by UniData, Inc., VMARK Software, Inc., and Oracle Corporation, and the operating systems on which the Company's products can function (UNIX, DOS, NT) have been developed or are owned by Novell Corporation and Microsoft Corporation. A portion of the software in the Company's ezXpert Product Configurator module is provided by Expert Application Systems Limited. The computer hardware and equipment sold as part of the Company's turnkey systems are manufactured by Hewlett-Packard Company ("Hewlett-Packard"), International Business Machines Corporation ("IBM"), Digital Equipment Corporation ("Digital Equipment") and others. There can be no assurance that all of these entities will remain in business, that their product lines will remain viable or that these products will otherwise continue to be available to the Company. If any of these entities ceases to do business, or abandons or fails to enhance a particular product line, the Company may need to seek other suppliers. This could have a material adverse effect on the Company's results of operations. In addition, there also can be no assurance that the Company's current suppliers will not significantly alter their pricing in a manner adverse to the Company.

         SIGNIFICANT RISK OF PRODUCT LIABILITY AND LACK OF INSURANCE. Because the Company markets and sells its software products on a turnkey basis, which includes rendering professional consulting services, the Company incurs significant risks of professional and other liability. The Company has no insurance covering product liability or damages arising from negligent acts, errors, mistakes or omissions in rendering or failing to render its professional services. In addition, there can be no assurance that the limitations of liability set forth in the Company's license agreements or other contracts would be enforceable or would otherwise protect the Company from liability for damages to a customer resulting from a defect in one of the Company's products or arising as a result of professional services rendered by the Company. Such a claim, if successful and of sufficient magnitude, could have a material adverse effect on the Company and its financial position and results of operations.

         INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS. The Company attempts to protect ownership of its software with a combination of copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements, and other methods of protection common in the industry. Despite these precautions, it may be possible for an unauthorized third party to copy or reverse-engineer certain portions of the Company's products or to obtain and use information that the Company regards as proprietary. The Company has no patents. The Company licenses the source code for its software to some customers to enable them to customize the software to meet particular requirements. Although the Company's source code license contains confidentiality and nondisclosure provisions, there can be no assurance that such customers will take adequate precautions to protect the source code. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the mechanisms used by the Company to protect its software will be adequate or that the Company's competition will not independently develop software products that are substantially equivalent or superior to the Company's software products. As the number of software products in the industry increases and the functionality of these products further overlaps, the Company believes that software programs could become increasingly the subject of infringement claims. Although the Company's products have never been the subject of infringement claims, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertion will not require the Company to enter into royalty arrangements or result in costly litigation and liability.

         CONTROL BY EXISTING STOCKHOLDERS. The Company's executive officers and directors beneficially owned a substantial portion of the Company's outstanding shares of Common Stock. As a result, these stockholders, if acting together, would effectively be able to control most matters requiring approval by the stockholders of the Company, including the election of a majority of the directors. The voting power of these stockholders under certain circumstances could have the effect of delaying or preventing a change in control of the Company. The Company has entered into agreement with its executive officers and directors indemnifying them against losses they may incur in legal proceedings arising from their service to the Company.

         ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS. The Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of Preferred Stock. In addition, the Company will become subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which could delay or make more difficult a merger, tender offer or proxy contest involving the Company. Furthermore, certain provisions of the Company's Certificate of Incorporation may have the effect of delaying or preventing changes in control of management of the Company, which could adversely affect the market price of the Company's Common Stock.

                              SELLING STOCKHOLDERS

         The following table sets forth the name of the Selling Stockholder, the number of shares of Common Stock owned beneficially by him as of November 20, 1996 and the number of shares which may be offered pursuant to this Prospectus. This information is based upon information provided by the Selling Stockholder. Because the Selling Stockholder may offer all, some or none of its Common Stock, no definitive estimate as to the number of shares thereof that will be held by the Selling Stockholder after such offering can be provided.

                                                            SHARES BENEFICIALLY                     SHARES BENEFICIALLY
                                                               OWNED PRIOR TO                           OWNED AFTER
                                                                OFFERING (1)          SHARES           OFFERING (1)(3)
                                                            -------------------        BEING         ------------------
                         NAME                               NUMBER  PERCENT (2)       OFFERED        NUMBER  PERCENT(2)
                         ----                               ------  -----------       -------        ------  ----------

Randolph S. Naylor (4), (5), (6).......................     386,725     8.7%          386,725          0           0%

---------------------
(1) The individual named in the table has sole voting and investment power with respect to all shares beneficially owned by him.

(2) Applicable percentage of ownership is based on 4,438,734 shares of Common Stock outstanding on November 20, 1996, adjusted as required by rules promulgated by the Commission.

(3) Assumes the sale of all shares offered hereby.

(4) Mr. Naylor has served as a director of the Company since March 1995. He was a founder of Intrepid Software, Inc. ("ISI") and served as President of ISI from 1976 to March 1995, when ISI was acquired by the Company. In April 1996, Mr. Naylor became Senior Vice President of the Company. From the merger of ISI with the Company in March 1995 until April 1996, Mr. Naylor served as Vice President, Marketing of the Company.

(5) Mr. Naylor entered into a two-year employment agreement with the Company in March 1995. Such agreement may continue after the expiration of the two-year term subject to the right of either party to terminate the agreement upon six months notice. In addition, after the expiration of the two-year term, the Company may terminate the agreement without notice provided that it pays Mr. Naylor an amount equal to one half of the annual compensation, including bonuses, paid to Mr. Naylor in the prior year. Mr. Naylor's annual compensation is set by the Compensation Committee of the Company's Board of Directors.

(6) In October 1990, Mr. Naylor loaned the Company $200,000 pursuant to a 10% Subordinated Debenture. Pursuant to the terms of the Subordinated Debenture, interest was paid to Mr. Naylor semi-annually at an annual rate of 10%, and the entire principal amount was to become due and payable on December 31, 1995. In March 1995, Mr. Naylor exercised a warrant to purchase 141,361 shares of Common Stock. The aggregate exercise price of $25,000 was paid by reducing the principal amount of the Subordinated Debenture to $175,000, which was paid in full during 1995.

                              PLAN OF DISTRIBUTION

         The Company has been advised that the Selling Stockholder may sell Shares from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholder may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commission).

         The Selling Stockholder and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

         Notwithstanding the foregoing, broker-dealers who are qualifying registered market makers on the National Association of Securities Dealers Automated Quotation System (the "Nasdaq") may engage in passive market making transactions in the Common Stock of the Company on the Nasdaq Stock Market in accordance with Rule 10b-6A under the Exchange Act, during the two business day period before commencement of sales in this offering. The passive market making transactions must comply with applicable price and volume limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock of the Company during a prior period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock of the Company at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

                                  LEGAL MATTERS

         The validity of the issuance of the Common Stock offered hereby has been passed upon for the Company by Cooley Godward LLP, San Diego, California.

                                     EXPERTS

         The consolidated financial statements of Interactive Group, Inc., appearing in Interactive Group, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, Romito, Tomasetti & Associates, P.C., and Morison Stoneham, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Available Information.....................................................   2
Incorporation of Certain Documents by Reference...........................   2
The Company...............................................................   3
Risk Factors..............................................................   3
Selling Stockholder.......................................................   8
Plan of Distribution......................................................   8
Legal Matters.............................................................   9
Experts...................................................................   9

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee and the NASD filing fee.

           Registration Fee  ...............................           $   571.88
           Legal fees and expenses  ........................             6,000.00
           Accounting fees and expenses  ...................             3,500.00
                                                                       ----------
                    Total  .................................           $10,071.88
                                                                       ==========



ITEM 15. .........INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its Directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

         The Registrant's Certificate of Incorporation and By-laws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to
Section 145 of the Delaware law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

         The Registrant has entered into indemnity agreements with each of its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

         At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

         The Registrant has an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 16.          EXHIBITS.

         (a)      Exhibits.

         EXHIBIT
         NUMBER                             DESCRIPTION OF DOCUMENT

         5.1                                Opinion of Cooley Godward LLP.

         23.1                               Consent of Ernst & Young LLP, Independent Auditors.

         23.2                               Consent of Romito, Tomasetti & Associates, P.C., Independent Auditors.

         23.3                               Consent of Morison Stoneham, Independent Auditors.

         23.4                               Consent of Cooley Godward LLP.  Reference is made to Exhibit 5.1.

         24.1                               Power of Attorney.  Reference is made to page II-4.


ITEM 17.          UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on November 22, 1996.

                                           INTERACTIVE GROUP, INC.

                                           By:  /s/ ROBERT C. VERNON
                                                --------------------------------
                                                Robert C. Vernon
                                                Chairman of the Board
                                                and Chief Executive Officer
                                               (Principal Executive Officer)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert C. Vernon and Michael D. Reynolds, and each of them, as his true and lawful attorneys-in fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or any of them or their or his substitute or substituted, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                    TITLE                                            DATE

/s/ ROBERT C. VERNON                        Chairman of the Board and Chief Executive        November 22, 1996
------------------------------------------  Officer (Principal Executive Officer)
(Robert C. Vernon)

/s/ MICHAEL D. REYNOLDS                     Chief Financial Officer and Secretary            November 22, 1996
------------------------------------------  (Principal Financial and Accounting Officer)
(Michael D. Reynolds)

/s/ RANDOLPH S. NAYLOR
------------------------------------------  Senior Vice President and Director               November 22, 1996
(Randolph S. Naylor)

/s/ MARK HELLINGER                          President and Chief Operating Officer-North      November 22, 1996
------------------------------------------  American Operations and Director
(Mark Hellinger)

/s/ MICHAEL H. GAY
------------------------------------------   Director                                         November 22, 1996
(Michael H. Gay)

/s/ LYNDOL L. COOK
------------------------------------------   Director                                         November 22, 1996
(Lyndol L. Cook)

                                INDEX TO EXHIBITS


     Exhibit                                                                                      Sequential
      Number                                         Description                                    Page No.
      ------                                         -----------                                    --------
        5.1          Opinion of Cooley Godward LLP.
       23.1          Consent of Ernst & Young LLP, Independent Auditors.
       23.2          Consent of Romito, Tomasetti & Associates, P.C., Independent Auditors.
       23.3          Consent of Morison, Stoneham, Independent Auditors.
       23.4          Consent of Cooley Godward LLP.  Reference is made to Exhibit 5.1.
       24.1          Power of Attorney.  Reference is made to page II-4.